ZALICUS

ZALICUS GRANTED COMPOSITION-OF-MATTER PATENT FOR Z944

Key Patent Provides Broad Coverage for Z944 through April 2029

CAMBRIDGE, Mass. – February 20, 2013 – Zalicus Inc. (Nasdaq Global Market: ZLCS), a biopharmaceutical company that discovers and develops novel treatments for patients suffering from pain, today announced that it has been granted a patent by the U.S. Patent and Trademark office (USPTO) covering its product candidate Z944. United States patent number 8,377,968 entitled “N-Piperidinyl Acetamide Derivatives as Calcium Channel Blockers” provides broad coverage for Z944 including compositions of matter and certain therapeutic methods of use through April 2029. Z944 is a novel, oral, T-type calcium channel blocker which has demonstrated efficacy in a number of preclinical inflammatory pain models and other disease models. Z944 completed Phase 1 single and multiple ascending dose clinical studies in late 2012 and the Company plans to continue further clinical development with Z944 during 2013.

“This key patent provides the foundation of a solid and enforceable intellectual property estate for Z944, with issued claims through April 2029,” commented Mark H.N. Corrigan, MD, President and CEO of Zalicus. “Based on our preclinical and early-stage clinical work, we are excited to further explore the potential of Z944 as a novel, oral, non-opioid pain treatment.”

About Zalicus

Zalicus Inc. (Nasdaq Global Market: ZLCS) is a biopharmaceutical company that discovers and develops novel treatments for patients suffering from pain. Zalicus has a portfolio of proprietary clinical-stage product candidates targeting pain such as Z160 and Z944 and has entered into multiple revenue-generating collaborations with large pharmaceutical companies relating to other products, product candidates and drug discovery technologies. Zalicus applies its expertise in the discovery and development of selective ion channel modulators and its combination high throughput screening capabilities to discover innovative therapeutics for itself and its collaborators in the areas of pain, inflammation, oncology and infectious disease. To learn more about Zalicus, please visit www.zalicus.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning Zalicus, its product candidates, their potential, and its plans for clinical development. These forward-looking statements about future expectations, plans, objectives and prospects of Zalicus and its product candidates may be identified by words like "believe," "expect," "may," "will," "should," "seek," “plan” or “could” and similar expressions and involve significant risks, uncertainties and assumptions, including risks related to the clinical development of its product candidates, the unproven nature of the Zalicus Ion channel drug discovery technology, and those other risks that can be found in the "Risk Factors" section of Zalicus' annual report on Form 10-K on file with the Securities and Exchange Commission and the other reports that Zalicus periodically files with the Securities and Exchange Commission. Actual results may differ materially from those Zalicus contemplated by these forward-looking statements. These forward-looking statements reflect management’s current views and Zalicus does not undertake to update any of these forward-looking

245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com

ZALICUS

statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

Contacts: Justin Renz, CFO, Zalicus Inc. 617-301-7575 JRenz@zalicus.com Gina Nugent 617-460-3579 gnugent@zalicus.com (c) 2013 Zalicus Inc. All rights reserved.

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     245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com